UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 4, 2017, by and among Desert Newco, LLC, a Delaware limited liability company (“Desert Newco”) and each of the entities identified on Schedule A hereto (each a “Selling Holder” and collectively, the “Selling Holders”).
RECITALS
WHEREAS, the Selling Holders own shares of the Class A common stock, $0.001 par value per share (“Class A Common Stock”) of GoDaddy Inc., a Delaware corporation (the “Company”) and/or shares of the Class B common stock, $0.001 par value per share (“Class B Common Stock”) of the Company and limited liability company units (the “Units”) in Desert Newco.
WHEREAS, the Company and the Selling Holders have executed an underwriting agreement (the “Underwriting Agreement”), pursuant to which the Company has agreed to issue, sell and deliver and the Selling Holders have agreed to sell and deliver to the Underwriters (as defined in the Underwriting Agreement) 100,000 shares and 27,615,000 shares of Class A Common Stock (including the underwriters’ option to purchase additional shares from the Selling Stockholders), respectively, in a firm commitment underwritten public offering at a price per share to the Underwriters of $37.44125 (the “Public Offering”).
WHEREAS, in addition to the sales of Class A Common Stock pursuant to the Underwriting Agreement, the Selling Holders desire to sell to Desert Newco a portion of the remaining Units held by the Selling Holders (the “Repurchased Units”), and the Selling Holders will also surrender to Desert Newco for no consideration an equal number of shares of Class B Common Stock (the “Transferred Class B Shares”, and together with the Repurchased Units, the “Repurchased Interests”), and Desert Newco desires to purchase from the Selling Holders the Repurchased Units and Desert Newco desires to acquire from the Selling Holders the Transferred Class B Shares for no consideration, on the terms and subject to the conditions set forth herein (the “Repurchase Transaction”).
WHEREAS, after due consideration, the Audit and Finance Committee of the board of directors of the Company (the “Board”), found the Repurchase Transaction advisable and fair to, and in the best interest of, the Company and its stockholders (other than the stockholders of the Company affiliated with a party to the Repurchase Transaction) and recommended that the Board approve and authorize the Repurchase Transaction and authorize the Company, as the Managing Member of Desert Newco, to approve the Repurchase Transaction.
WHEREAS, after due consideration, each of (i) the Board, (ii) the Company, as Managing Member of Desert Newco, and (iii) the Executive Committee of the Board, have approved the Repurchase Transaction.
NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I

SALE AND PURCHASE OF UNITS
Section 1.1    Purchase. Subject to the terms and conditions of this Agreement, at the Closing (as defined below) (a) Desert Newco agrees with each Selling Holder to purchase from such Selling Holder, and each of the Selling Holders agrees, severally and not jointly, to sell to Desert Newco, that number of Repurchased Units set forth opposite such Selling Holder’s name on Schedule A hereto at a price per unit of $37.44125 (the “Per Unit Purchase Price”), resulting in a total purchase price of $ $274,999,990.65 and (b) Desert Newco agrees to acquire from the Selling Holders, and each of the Selling Holders agrees, severally and not jointly, to surrender to Desert Newco, the Transferred Class B Shares set forth opposite such Selling Holder’s name on Schedule A hereto for no additional consideration.

Section 1.2    Closing. The obligation of the Selling Holders to sell the Repurchased Interests to Desert Newco and the obligation of Desert Newco to purchase and pay for the Repurchased Interests on the Closing Date (as defined below) are subject to the condition that the sale of the Firm Shares pursuant to the Underwriting Agreement shall have closed. The closing of the Repurchase Transaction (the “Closing”) shall take place as soon as practicable following the closing of the sale of the Firm Shares (as defined in the Underwriting Agreement) pursuant to the Underwriting Agreement or such other subsequent date as each of the parties hereto agrees to in writing (the “Closing Date”). For the avoidance of doubt, the Closing shall be deemed to occur after the completion of any exchange of Class B Common Stock and Units for shares of Class A Common Stock included among the Firm Shares. On the Closing Date, each of the Selling Holders shall deliver to Desert Newco, in a form and in a manner reasonably acceptable to Desert Newco, all of its Repurchased Interests, as set forth on Schedule A hereto, free and clear of all liens, pledges, charges, equities, claims or other encumbrances, together with any further documents or instruments, including, if appropriate, stock powers duly endorsed in blank or stock transfer stamps affixed thereto, or certificates from broker-dealers previously holding liens on such securities or holding such securities for the Selling Holders, reasonably requested by Desert Newco. On the Closing Date, Desert Newco shall pay each of the Selling Holders by wire transfer an amount equal to the Per Unit Repurchase Price multiplied by the number of Repurchased Units being sold to Desert Newco by each Selling Holder, as set forth on Schedule A hereto.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLING HOLDERS
Each Selling Holder hereby makes the following representations and warranties to the Company and Desert Newco as to itself, each of which is true and correct on the date hereof and the Closing Date.
Section 2.1    Existence and Power.
(a)    Such Selling Holder has all requisite corporate, limited liability company or limited partnership power, as applicable, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
(b)    The execution and delivery of this Agreement by such Selling Holder and the consummation by such Selling Holder of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of any governmental body or authority, court or arbitrator having jurisdiction over such Selling Holder, except (1) such as has previously been obtained or (2) where the failure to obtain any such consent, approval, authorization, order, registration or qualification would not, individually or in the aggregated, reasonably be expected to have a material adverse effect on the ability of such Selling Holder to consummate the transactions contemplated in this Agreement and (ii) except as would not have a material adverse effect on the ability of such Selling Holder to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation, conflict or default under any agreement or other instrument that is material to such Selling Holder or with such Selling Holder’s organizational documents, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over such Selling Holder.
Section 2.2    Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by such Selling Holder and constitutes a legal, valid and binding obligation of such Selling Holder, enforceable against such Selling Holder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally, laws relating to the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity.
Section 2.3    Title to Shares. Such Selling Holder has good and valid title to the Repurchased Interests beneficially owned by it (as reflected on Schedule A hereto) free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim, and has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Repurchased Interests or its ownership rights in such Repurchased Interests, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Repurchased Interests.
Section 2.4    Sophistication of Selling Holder. Selling Holder acknowledges and agrees that, except as set forth in this Agreement, neither the Company nor Desert Newco is making any express or implied warranties in connection with the Repurchase Transaction. Selling Holder has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the Repurchase Transaction and of making an informed investment decision. Selling Holder and/or Selling Holder’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company and Desert Newco concerning the Repurchased Interests, the Company and Desert Newco and all such questions have been answered to the Selling Holders full satisfaction. Selling Holder is not relying on the Company or Desert Newco with respect to the tax and other economic considerations of the Repurchase Transaction, and Selling Holder has relied on the advice of, or has consulted with, Selling Holder’s own advisors.
Section 2.5    No Broker. Except as previously disclosed to Desert Newco, such Selling Holder has not engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES DESERT NEWCO
Desert Newco hereby makes the following representations and warranties to the Selling Holders, each of which is true and correct on the date hereof and the Closing Date.
Section 3.1    Existence and Power.
(a)    Desert Newco is duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power, authority and capacity to execute and deliver this Agreement, to perform the obligations hereunder, and to consummate the transactions contemplated hereby.
(b)    The execution and delivery of this Agreement by Desert Newco and the consummation by Desert Newco of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to the Securities Exchange Act of 1934) filing with, any governmental authority or court, or body or arbitrator having jurisdiction over Desert Newco; and (ii) except as would not have an adverse effect on the ability of Desert Newco to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation, conflict or default under, any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which Desert Newco is a party, with the respective organizational documents or code of regulations, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of Desert Newco or cause the acceleration or termination of any obligation or right of Desert Newco or any other party thereto.
Section 3.2    Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Desert Newco and constitutes a legal, valid and binding obligation of Desert Newco, enforceable against Desert Newco in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.
Section 3.3    No Broker. Except as previously disclosed to each Selling Holder, Desert Newco has not engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.

ARTICLE IV

MISCELLANEOUS PROVISIONS
Section 4.1    Notice. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Pacific Time on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:
If delivered to Desert Newco, to:

c/o GoDaddy Inc.
14455 North Hayden Road/Suite 219
Scottsdale, Arizona 85260
Attn:     Nima Kelly
Matthew Forkner
Facsimile: 480-624-2546
E-mail:     nima@godaddy.com
mforkner@godaddy.com
with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attn: Jeffrey D. Saper, Rezwan D. Pavri and Allison B. Spinner
Fax No.: (650) 493-6811
Email: jsaper@wsgr.com
rpavri@wsgr.com
aspinner@wsgr.com
If to the Selling Holders, to:

At the address listed for each Selling Holder on Schedule A hereto.
with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention:    Daniel N. Webb
Facsimile:    (650) 251-5002
E-mail:        dwebb@stblaw.com

De Castro, West, Chodorow, Mendler, Glickfeld & Nass, Inc.
10960 Wilshire Boulevard
Fourteenth Floor East
Los Angeles, California 90024-3881
Attention:     Andrew Bernknopf
Facsimile:    (310) 473-0123
Email:     abernknopf@dwclaw.com
Section 4.2    Entire Agreement. This Agreement and the other documents and agreements executed in connection with the Repurchase Transaction embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.
Section 4.3    Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.
Section 4.4    Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile or other electronic means of transmission shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.
Section 4.5    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without giving effect to principles of conflicts of laws. All actions, suits or proceedings arising out of or relating to this Agreement or any transaction contemplated hereby shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery declines to accept jurisdiction over any action suit or proceeding, any state or federal court located within the State of Delaware) and the parties hereto irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action, suit or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action, suit or proceeding. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
Section 4.6    No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto other than the Company. In furtherance of the foregoing, the Company is an intended beneficiary of all of the rights, privileges and benefits of the Company set forth in this Agreement (including, without limitation, each of the representations and warranties made by the Selling Holders herein), and shall have the right to enforce each such term of this Agreement as if it had been a party hereto.
Section 4.7    Waiver; Consent. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by each of Desert Newco and any Selling Holder whose rights or obligations are affected by such change, amendment, waiver, termination, augmentation, rescission or discharge.
Section 4.8    Costs and Expenses. Each party hereto shall pay their own respective costs and expenses, including, without limitation, any commission or finder’s fee to any broker or finder, incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

Section 4.9    Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
Section 4.12 Lock-up. The Selling Holders hereby acknowledge and agree that the Repurchased Interests as set forth on Schedule A sold pursuant to this Agreement that have been released from the lock-up requirements set forth in Section 8.3(a) of the Third Amended and Restated Limited Liability Company Agreement of Desert Newco (the “LLCA”) are in full satisfaction of any lock-up release rights pursuant to Section 8.3(b) of the LLCA relating to the Repurchase Transaction.
(Signatures appear on the next page.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

DESERT NEWCO, LLC
By:	/s/ Ray Winborne
Name: Ray Winborne Title: Chief Financial Officer
JOINDER:
The Company joins in the execution of this Agreement solely for purposes of acknowledging the rights granted to it in this Agreement.

GODADDY INC.
By:	/s/ Ray Winborne
Name: Ray Winborne Title: Chief Financial Officer

[Signature page to Unit Purchase Agreement]

AS A SELLING HOLDER:

KKR 2006 FUND (GDG) L.P.
By:	KKR Associates 2006 AIV L.P., its general partner
By:	KKR 2006 AIV GP LLC, its general partner
By:	/s/ William J. Janetschek
Name: William J. Janetschek Title: Vice President

[Signature page to Unit Purchase Agreement]

AS A SELLING HOLDER:

KKR PARTNERS III, L.P.
By:	KKR III GP LLC, its general partner
By:	/s/ William J. Janetschek
Name: William J. Janetschek Title: Vice President

[Signature page to Unit Purchase Agreement]

AS A SELLING HOLDER:

OPERF CO-INVESTMENT LLC
By:	KKR Associates 2006, L.P., its manager
By:	KKR 2006 GP LLC, its general partner
By:	/s/ William J. Janetschek
Name: William J. Janetschek Title: Vice President

[Signature page to Unit Purchase Agreement]

AS A SELLING HOLDER:

SLP GD INVESTORS, L.L.C.
By:	Silver Lake Partners III DE (AIV IV), L.P., its managing member
By:	Silver Lake Technology Associates III, L.P., its general partner
By:	SLTA III (GP), L.L.C., its general manager
By:	Silver Lake Group, L.L.C., its managing member
By:	/s/ Karen M. King
Name: Karen M. King Title: Managing Director and Chief Legal Officer

[Signature page to Unit Purchase Agreement]

AS A SELLING HOLDER:

TCV VII, L.P.
By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Title: Authorized Signatory

[Signature page to Unit Purchase Agreement]

AS A SELLING HOLDER:

TCV MEMBER FUND, L.P.
By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Title: Authorized Signatory

[Signature page to Unit Purchase Agreement]

AS A SELLING HOLDER:

YAM SPECIAL HOLDINGS, INC.
By:	/s/ Robert R. Parsons
Name: Robert R. Parsons Title: President

[Signature page to Unit Purchase Agreement]

SCHEDULE A

Selling Holder	Number of Repurchased Units	Aggregate Purchase Price for Repurchased Units	Number of Transferred Class B Shares
YAM Special Holdings	2,131,975	$79,823,808.97	2,131,975
SLP GD Investors, L.L.C.	2,129,018	$79,713,095.2	2,129,018
KKR 2006 Fund (GDG) L.P	1,877,269	$70,287,297.95	1,877,269
KKR Partners III, L.P	206,627	$7,736,373.17	206,627
OPERF Co-Investment LLC	45,122	$1,689,424.09	45,122
TCV VII, L.P.	946,626	$35,442,860.73	946,626
TCV Member Fund, L.P.	8,203	$307,130.58	8,203